EX-28.d.3.i.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND BLACKROCK INVESTMENT MANAGEMENT, LLC

Effective July 2, 2018

As Amended March 12, 2025*

Funds of the Trust	Subadvisory Fees
NVIT iShares® Fixed Income ETF Fund	0.02% on all Subadviser Assets
NVIT iShares® Global Equity ETF Fund	0.02% on all Subadviser Assets

NVIT NASDAQ-100 Index Fund	0.02% on Subadviser Assets up to $1billion; and 0.015% on Subadviser Assets of $1billion and more

*	As approved at the Board of Trustees Meeting held on March 11-12, 2025.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name:	Christopher Graham
Title:	VP, Chief Investment Officer

SUBADVISER
BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Sean Baker
Name:	Sean Baker
Title:	Managing Director, Head of Retirement Insurance